Exhibit 99.1

Contact: Frank Paci
(919) 774-6700

The Pantry Announces Third Quarter Fiscal 2010 Financial Results

CARY, N.C., August 3, 2010  -- The Pantry, Inc. (Nasdaq:PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its third fiscal quarter ended June 24, 2010.

The Company reported net income for the quarter of $18.0 million or $0.80 per diluted share, compared to a net loss of $749,000 or $0.03 per share in last year’s third quarter.  The results for the third quarter of fiscal 2010 include non-cash charges of $2.7 million after-tax and a $481,000 after-tax net loss on the extinguishment of debt.  When adjusted for these charges, net income for the third quarter of fiscal 2010 was $21.2 million or $0.94 per diluted share.

Net cash provided by operating activities was $83.5 million, compared with $41.0 million in the third quarter of fiscal 2009.

President and Chief Executive Officer Terrance M. Marks commented, “We are pleased with our results for the third quarter.  As expected, we saw broad based improvement in our merchandise business with robust comparable sales growth and continued improvement in gross margin.  On the fuel side, we continued to experience soft demand in line with our expectations and benefited from an above-average fuel margin.”

Mr. Marks continued, “Importantly, our core strategic initiatives are on track.  In June, we began to implement our Fresh Initiative in Raleigh, NC stores and are encouraged by the customer response.”

Merchandise revenues for the third quarter increased 8.8% overall and 7.7% on a comparable store basis from the same period a year ago.  Total merchandise gross profit for the quarter was $160.5 million, an increase of 6.2% from the third quarter a year ago.  Merchandise gross margin increased 40 basis points sequentially, with all major categories showing improved margins.

Total fuel gross profit for the quarter was $80.5 million compared to $50.0 million for the comparable quarter last year.  Retail fuel gallons sold in the third quarter decreased 3.7% overall and 5.6% on a comparable store basis. Retail fuel margin per gallon was $0.156 in the quarter compared to $0.093 in the comparable period last year.  For the nine months ended June 24 2010, retail fuel margin per gallon was $0.135 compared to $0.153 in the same period a year ago.  During the third fiscal quarter, the Company did not experience an adverse impact on fuel gross profit from its BP branded facilities.

Total store operating and general and administrative expenses for the quarter were $156.9 million, up $4.4 million versus a year ago. The increase was primarily driven by expenditures to improve store conditions and higher insurance costs.

Depreciation and amortization expense was $29.9 million, an increase of $3.4 million from the prior year.  This increase includes $2.4 million in accelerated depreciation on the assets related to the Chevron withdrawal from some of the Company’s marketing territories and the replacement of certain assets to meet credit card compliance requirements.

In the third quarter of fiscal 2010, the Company recorded an impairment charge of $1.7 million after-tax or $0.07 per diluted share, to increase the goodwill impairment charge that was recorded in the second quarter of fiscal 2010.

During the quarter, the Company repurchased $16.1 million in principal amount of its convertible notes for $14.9 million, which resulted in a loss of $786,000 or $0.02 per diluted share, including the write-off of the unamortized debt discount and deferred loan costs of $2.0 million.

Fiscal 2010 Outlook

The Company’s updated fiscal 2010 guidance ranges, which exclude impairment charges, are as follows:

	Updated Guidance for the Fiscal Year
	Ending September 30, 2010
	Low	High

Merchandise sales ($ billions)	$1.79	$1.81

Merchandise gross margin	33.7%	33.9%

Retail fuel gross profit ($ millions)	$259	$277

Retail fuel gallons (billions)	2.05	2.07

Retail fuel margin per gallon	$0.125	$0.135

Total OSG&A ($ millions) 1	$640	$644

Depreciation. & amortization ($ millions)2	$118	$120

Interest expense ($ millions)3	$88	$89

1 OSG&A includes approximately $3 million related to the class action legal settlement recorded in the second quarter
2 Depreciation includes approximately $5 million related to accelerated depreciation on Chevron assets and credit card compliance requirements
3 Includes non-cash interest expense associated with the change in accounting for convertible notes of approximately $5 million

Impact of Adopting New Accounting Principle related to Convertible Notes

In 2008, the FASB issued new accounting guidance which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. This accounting standard impacted the Company's senior convertible notes and will require the Company to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature. The Company adopted this accounting standard in the first quarter of 2010, and accordingly, the prior periods' financial statements have been adjusted. Although this change will not impact our actual past or future cash flows, the retroactive application resulted in an increase to pre-tax non-cash interest expense of $1.3 million and $3.8 million for the three and nine months ended June 25, 2009, respectively, and a decrease to gain on extinguishment of debt of $3.2 million for the nine months ended June 25, 2009.  The impact on interest expense for the three and nine months ended June 24, 2010 was $1.3 million and $4.0 million, respectively. The impact for the full fiscal year is expected to be approximately $5.2 million, or $0.14 per share.

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Tuesday, August 3, 2010 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to net income.  Adjusted EBITDA is not a measure of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income and net income per share for the three and nine months ended June 24, 2010 excluding the after-tax impact of non-cash charges related to impairment, excess depreciation, a legal settlement, and loss on extinguishment of debt.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, a legal settlement or impairment charges has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business, is subject to litigation (and its related costs) as part of its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of August 2, 2010, the Company operated 1,641 stores in eleven states under select banners, including Kangaroo Express(R), its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the Company's ability to enhance its operating performance through its in-store initiatives; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of August 3, 2010. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 24, 2010	June 25, 2009	June 24, 2010	June 25, 2009
Revenues:	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Merchandise	$469,097	$431,144	$1,295,936	$1,210,658
Fuel	1,427,927	1,196,915	4,014,928	3,363,520
Total revenues	1,897,024	1,628,059	5,310,864	4,574,178
Costs and operating expenses:
Merchandise cost of goods sold	308,634	280,082	860,962	776,102
Gasoline cost of goods sold	1,347,436	1,146,867	3,811,451	3,127,893
Store operating	133,405	125,393	394,641	382,677
General and administrative	23,508	27,149	72,428	76,986
Goodwill impairment	3,406	---	230,820	---
Other impairment charges	---	1,516	34,318	1,825
Depreciation and amortization	29,889	26,474	89,472	79,628
Total costs and operating expenses	1,846,278	1,607,481	5,494,092	4,445,111
Income (loss) from operations	50,746	20,578	(183,228)	129,067

Other income (expense):
Gain on extinguishment of debt	(786)	—	(786)	4,007
Interest expense, net	(21,731)	(22,203)	(65,299)	(67,062)
Total other expense	(22,517)	(22,203)	(66,085)	(63,055)
Income (loss) before income taxes	28,229	(1,625)	(249,313)	66,012
Income tax (expense) benefit	(10,211)	876	75,180	(24,421)
Net income (loss)	$18,018	$(749)	$(174,133)	$41,591

Earnings (loss) per share:
Net income (loss) per diluted shares	$0.80	$(0.03)	$(7.80)	$1.87
Shares outstanding	22,521	22,236	22,321	22,240

Selected financial data:
Adjusted EBITDA	$71,911	$36,733	$135,194	$175,196
Merchandise gross profit	$160,463	$151,062	$434,974	$434,556
Merchandise margin	34.2%	35.0%	33.6%	35.9%
Retail fuel data:
Gallons	514,265	533,979	1,499,851	1,525,896
Margin per gallon (1)	$0.156	$0.093	$0.135	$0.153
Retail price per gallon	$2.75	$2.21	$2.65	$2.17
Total fuel gross profit	$80,491	$50,048	$203,477	$235,627

Comparable store data:
Merchandise sales %	7.7%	0.2%	5.6%	-0.5%
Fuel gallons %	-5.6%	-0.5%	-4.1%	-4.8%

Number of stores:
End of period	1,642	1,679	1,642	1,679
Weighted-average store count	1,646	1,649	1,656	1,650

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	June 24, 2010	September 24, 2009

ASSETS
Cash and cash equivalents	$215,276	$169,880
Receivables, net	91,658	92,494
Inventories	133,453	124,524
Other current assets	30,697	33,101
Total current assets	471,084	419,999

Property and equipment, net	1,002,151	1,028,982
Goodwill	403,193	634,703
Other noncurrent assets	37,877	70,471
Total assets	$1,914,305	$2,154,155
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$4,320	$4,317
Current maturities of lease finance obligations	6,968	6,536
Accounts payable	160,621	140,730
Other accrued liabilities	117,059	110,258
Total current liabilities	288,968	261,841

Long-term debt	756,122	769,563
Lease finance obligations	453,737	458,509
Deferred income taxes	36,131	109,260
Deferred vendor rebates	11,217	17,392
Other noncurrent liabilities	69,912	70,415
Total shareholders’ equity	298,218	467,175
Total liabilities and shareholders’ equity	$1,914,305	$2,154,155

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Nine Months Ended
	June 24, 2010	June 25, 2009	June 24, 2010	June 25, 2009

Adjusted EBITDA	$71,911	$36,733	$135,194	$175,196
Payments made for lease finance obligations	12,130	11,835	36,188	35,324
Impairment charges	(3,406)	(1,516)	(265,138)	(1,825)
Gain on extinguishment of debt	(786)	—	(786)	4,007
Interest expense, net	(21,731)	(22,203)	(65,299)	(67,062)
Depreciation and amortization	(29,889)	(26,474)	(89,472)	(79,628)
Income tax expense	(10,211)	876	75,180	(24,421)
Net income/(loss)	$18,018	$(749)	$(174,133)	$41,591

Adjusted EBITDA	$71,911	$36,733	$135,194	$175,196
Payments made for lease finance obligations	12,130	11,835	36,188	35,324
Gain on extinguishment of debt	(786)	—	(786)	4,007
Interest expense, net	(21,731)	(22,203)	(65,299)	(67,062)
Income tax (expense)/benefit	(10,211)	876	75,180	(24,421)
Stock-based compensation expense	1,010	1,619	2,747	5,378
Changes in operating assets and liabilities	30,541	11,142	6,503	10,777
Other	610	980	(63,162)	8,687
Net cash provided by operating activities	$83,474	$40,982	$126,565	$147,886

Net cash used in investing activities	$(28,992)	$(65,971)	$(58,098)	$(101,489)

Net cash used in financing activities	$(17,710)	$(2,372)	$(23,071)	$(48,178)

	Quarter Ended
	June 24, 2010

	Pre Tax	After Tax	EPS

Income, as reported	$28,229	$18,018	$0.80

Goodwill impairment charges	3,406	1,656	0.07
Chevron withdrawal and credit card compliance	1,700	1,039	0.05
Loss on extinguishment of debt	786	481	0.02

Income, as adjusted	$34,121	$21,194	$0.94

	Nine Months Ended
	June 24, 2010

	Pre Tax	After Tax	EPS

Loss, as reported	$(249,313)	$(174,133)	$(7.80)

Goodwill and other impairment charges	265,138	185,549	8.31
Chevron withdrawal and credit card compliance	3,842	2,349	0.11
Legal settlement	3,100	1,895	0.08
Loss on extinguishment of debt	786	481	0.02

Income, as adjusted	$23,553	$16,141	$0.72